Exhibit 99.1

Carter Validus Mission Critical REIT

To Begin Distributions To Shareholders

Tampa, FL (July 21, 2011). On May 6, 2011, Carter Validus Mission Critical REIT, Inc. (“CV REIT”) announced that its Board of Directors authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on the closing date of CV REIT’s first property acquisition and ending on August 31, 2011. On July 14, 2011, CV REIT acquired its first property. Therefore, the previously declared distributions began on July 14, 2011 and will be calculated based on 365 days in the calendar year. The distributions will be equal to $0.0191781 per share of common stock per day, which is equal to a 7.0% annualized rate, assuming a purchase price of $10.00 per share. The distributions for each record date in July 2011 and August 2011 will be paid in August 2011 and September 2011, respectively.

About Carter Validus Mission Critical REIT

Carter Validus Mission Critical REIT, Inc., which intends to qualify as a real estate investment trust for tax purposes, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions on mission critical assets in three distinct real estate sectors: data centers, healthcare and education.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.